Exhibit 99.2

Consent of Scalar, LLC

We hereby consent to (i) the inclusion of our opinion letter dated June 21, 2023, to the Board of Directors of Banyan Acquisition Corp. (“Banyan”) as Annex G to the joint proxy statement/consent solicitation statement/prospectus which forms a part of the registration statement on Form S-4 of Banyan, filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”) relating to the proposed transactions involving Banyan and Pinstripes, Inc. and (ii) all references to such opinion in the sections captioned:

•	“Summary of the Joint Proxy Statement/Consent Solicitation Statement/Prospectus—The Banyan Board’s Reasons for the Approval of the Business Combination—Fairness Opinion
•	“Summary of the Joint Proxy Statement/Consent Solicitation Statement/Prospectus—Opinion of Scalar, LLC”
•	“Risk Factors—Risks Relating to Banyan and the Business Combination—The fairness opinion obtained by the Banyan Board will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.”
•	“Proposal No. 1—Business Combination Proposal—The Business Combination Agreement.”
•	“Proposal No. 1—Business Combination Proposal—Opinion of Scalar, LLC” and
•	“Proposal No. 1—Business Combination Proposal—The Banyan Board’s Reasons for the Approval of the Business Combination—Fairness Opinion.”

of such joint proxy statement/consent solicitation statement/prospectus. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement, or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Scalar, LLC
Draper, Utah
October 31, 2023